Exhibit 10.32

Execution Copy

CONTRIBUTION AGREEMENT

This Contribution Agreement (the “Agreement”) is made as of February 7, 2008 by and among OurPet’s Company (the “Company”), Capital One Partners LLC, Nottingham Ventures Ltd., Spirk Ventures Ltd. and LJR Limited Partnership (each a “Contributor” and collectively, the “Contributors”).

Recitals

WHEREAS, the Company is involved in litigation on certain of its SmartScoop™ products and will be incurring expenses with respect to such litigation (the “Litigation”); and

WHEREAS, Contributors have agreed to loan in the aggregate $500,000 to the Company (the “Loan”) to be used as follows: (i) Four Hundred Thousand Dollars ($400,000) for expenses related to the Litigation (“Litigation Expenses”) and (ii) One Hundred Thousand Dollars ($100,000) for certain product development as described below (the “Project”). In connection with and as an inducement to make such Loan, the Company will issue warrants to each Contributor.

NOW, THEREFORE, for good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged, the parties hereto agree as follows:

1. Loan. Upon receipt of the Loan from the Contributors, the Company shall issue a promissory note to each Contributor in the principal amount of such Contributor’s share of the Loan, upon the terms and conditions set forth in the form of promissory note attached hereto as Exhibit A and incorporated herein by reference (the “Note”). Payment on each Note would be twenty-four (24) months after the date such note was issued, with the option to prepay without penalty. In the event the Company desires to prepay a portion of the Loan, such prepayment shall be made pari passu to all Contributors.

2. Warrants. In connection with the Loan, the Company shall issue warrants (“Warrants”) to each Contributor as follows: for each two dollars ($2.00) loaned, the Contributor would receive one Warrant, exercisable at $0.825 per share for a period of five (5) years. Other terms of the Warrants shall be substantially similar to the warrants issued to Pet Zone Products in connection with its $250,000 loan to the Company at the time of the acquisition of its assets by the Company.

3. Project Funding. Unless agreed otherwise in writing by a majority-in-interest of the Contributors, the portion of the Loan earmarked for the Project shall be exclusively applied to the preliminary development of a new product utilizing services of the firm of Nottingham & Spirk or such subcontractors or consultants working under their direction or that of the Company, in either case with the specific approval in advance by a majority-in-interest of the Contributors.

4. Conversion of Loan. The parties hereto recognize that the Company may seek additional funding from outside sources to cover additional expenses related to the Litigation and issue securities (whether in the form of equity or debt) in connection with such funding (“Additional Funding”). In the event Additional Funding is obtained and at such time that an additional Five Hundred Thousand Dollars ($500,000) or more is raised, the Company will convert the principal and interest outstanding under each Note into the same security issued in connection with the Additional Funding. If such Additional Funding results in the issuance of more than one type of security, the Company shall convert the principal and interest outstanding under each Note into such securities on a pro rata basis as to type of security at a conversion price that is the average price of the securities sold in the Additional Funding. The Warrants issued to each Contributor issued in connection with the Loan shall not be affected by the Loan conversion.

5. Piggyback Registration Rights. In connection with the execution of this Agreement and as further consideration for the Loan, the Company shall grant to the Contributors certain registration rights pursuant to the terms and conditions set forth in a Registration Rights Agreement, the form of which is attached hereto as Exhibit B and incorporated herein by reference.

6. Binding Obligation. The terms and conditions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and permitted assigns.

7. Severability. In the event that any one or more terms or provisions hereof shall be held void or unenforceable by any court or arbitrator, all remaining terms and provisions hereof shall remain in full force and effect.

8. Waiver. No waiver shall be deemed to have been made by any party of any of his or its rights hereunder unless the same shall be in writing and signed by the waiving party. Such waiver, if any, shall be a waiver only in respect to the specific instance involved and shall in no way impair the rights of the waiving party or the obligations of the other party in any other respect and at any other time.

9. Governing Law. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Ohio without giving effect to the principles of conflicts of law.

10. Counterparts; Effectiveness. This Agreement may be executed in any number of counterparts, including by facsimile or electronic signature included in an Adobe PDF file, each of which shall be deemed to be an original, but all of which together shall constitute one and the same instrument. This Agreement shall become effective when each party hereto shall have received original or facsimile counterparts thereof signed by all of the other parties.

[signature page follows]

IN WITNESS WHEREOF, parties hereto have caused this Contribution Agreement to be made as of the date first above written.

COMPANY:

OURPET’S COMPANY

By:	/s/ Steven Tsengas
Dr. Steven Tsengas, President

CONTRIBUTORS:

CAPITAL ONE PARTNERS LLC		NOTTINGHAM VENTURES LTD.

By:	/s/ James D. Ireland, III	By:	/s/ John Nottingham
	James D. Ireland, III, Chairman		John Nottingham, Member

SPIRK VENTURES LTD.		LJR LIMITED PARTNERSHIP

By:	/s/ John Spirk	By:	/s/ Steven L. Nutt
	John Spirk, Member		Steven L. Nutt, Managing Director of Moreland Management Co. Non-Member Manager of the General Partner of the LJR Limited Partnership

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